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                                                                EXHIBIT 11.1

                          NEUROCRINE BIOSCIENCES, INC.

            STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

                     (in thousands, except per share data)



                                                  Year Ended December 31,
                                                ----------------------------
                                                  1994      1995      1996
                                                  ----      ----      ----

Net income (loss) ............................  $(7,706)   $(3,346)  $ 5,875
                                                =======    =======   =======
Weighted average common shares outstanding
  during the period ..........................   10,934     11,685    14,981
Common equivalent shares outstanding during
  the period:
    Dilutive stock options, convertible
      preferred stock and warrants (computed
      using the modified treasury stock
      method) ................................       --         --     1,608
    Shares related to SAB No. 55, 64, and 83..      499        499        --
Shares used in computing net income (loss)
  per share ..................................   11,433     12,184    16,589
                                                =======    =======   =======
Primary net income (loss) per common share(1).  $ (0.67)   $ (0.27)  $  0.35
                                                =======    =======   =======

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(1) Fully diluted net income (loss) per share is within 3% of primary net income (loss) per share.